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                                                                     EXHIBIT 5.1

           [LETTERHEAD OF BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP]

Joseph G. Tegreene
Writer's Direct Dial (216) 363-4643


May 22, 2002

Board of Directors
Empyrean Bioscience, Inc.
23800 Commerce Park Road, Suite A
Cleveland, Ohio  44122

Ladies and Gentlemen:

Empyrean Bioscience, Inc., a Delaware corporation (the "Company"), intends to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form SB-2 (the "Registration Statement") with respect to the resale by certain selling stockholders of 17,530,098 shares (the "Shares") of the Company's common stock, par value $.0001 per share. The Registration Statement states that, of the shares being registered therein, 4,818,353 have been issued by the Company as of the date of this letter (the "Issued Shares") and 12,711,745 are issuable on conversion of convertible notes and on exercise of options and warrants (the "Conversion Shares").


You have requested our opinion in connection with the Company's filing of the Registration Statement. In this connection, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinions expressed in this letter, including, without limitation, the Company's Certificate of Incorporation and the Registration Statement.


In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.


We have investigated such questions of law for the purpose of rendering the opinions in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation law of the State of Delaware


This opinion is being rendered to you as of today. The opinions expressed herein assume that there are no changes in the facts, circumstances and law in effect on the date of this opinion.


On the basis of and in reliance on the foregoing, we are of the opinion that:

1. The Issued Shares have been legally issued and are fully paid and nonassessable.

2. The Conversion Shares, when issued and paid for in accordance with the terms of the convertible notes, options and warrants as to which they will be issued, will be legally issued, fully paid and nonassessable.

The opinion in this letter is rendered only to the Company in connection with the filing of the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. The opinion may not be relief upon by the Company for any other purpose. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.



                                  Very truly yours,


                                  /s/ Benesch, Friedlander, Coplan & Aronoff LLP


                                  BENESCH, FRIEDLANDER,
                                     COPLAN & ARONOFF LLP


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